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                                                                    Exhibit 99.1

                          USA NETWORKS, INC. TO ACQUIRE
                         PRECISION RESPONSE CORPORATION

                    COMBINED COMPANIES TO LEAD SERVICES FIELD

NEW YORK, NY AND MIAMI, FL, JANUARY 12, 2000 - USA Networks, Inc. (NASDAQ: USAI) and Precision Response Corporation (PRC) (NASDAQ: PRRC), a leader in outsourced customer care for both large corporations and high-growth Internet-focused companies, announced today that they have signed a definitive agreement whereby USAi will acquire all of the outstanding shares of PRC in a tax-free merger transaction. PRC will be integrated with USA Electronic Commerce and Services
(ECS), a USA company, where the combined and centrally managed teleservices operations of PRC, Home Shopping Network and Ticketmaster will have approximately 10,000 workstations handling over 160 million calls per year in 40 call centers throughout the world.

Under terms of the agreement, each PRC share held on the closing date of the transaction will be exchanged for .54 of a share of USAi common stock. In addition, if the average trading price of USAi common stock at the time of the closing is less than $37.04, PRC would be entitled to terminate the transaction, at which time USAi would have the option to issue additional shares to PRC shareholders providing a value of $20.00 per share. The transaction is expected to be accretive to USAi shareholders.

The transaction is expected to close by June 2000, and is subject to customary regulatory approvals, including formal approval by PRC shareholders. David Epstein, CEO of PRC, will continue in that position.

PRC, a Miami, FL-based Company, has been a leader in integrated customer care for over 18 years providing teleservices, database management, and fulfillment to a list of blue-chip clients. In February 1999, the company launched its prcnetcare.comSM subsidiary dedicated to providing customer interaction services for large corporations and high-growth Internet marketers that seek to integrate traditional customer care activities with newer, remote electronic sales channels. As a leader in customer care, PRC offers clients live customer service, sales support, technical support, and customer retention programs, including e-mail response, "click-to-talk," "click-to-chat," e-commerce servicing and fulfillment, and other Internet-based customer interaction services.

USA Electronic Commerce and Services delivers integrated electronic commerce solutions with a multi-platform business to business package including teleservices, product fulfillment, customer care, systems development, database marketing and integrated marketing products. As the first to market with a multimedia, e-commerce customer care solution, PRC will complement ECS's teleservicing infrastructure and strategic direction. The newly combined entity will set the standard for customer care in both the commerce and the traditional service arena.

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With more than twenty years of experience in electronic retailing, USA
Electronic Commerce and Services offers businesses the combined expertise of Ticketmaster and the Home Shopping Network, packaged into a comprehensive suite of scalable solutions for third parties. ECS delivers the context, distribution verticals, merchandising, database marketing, teleservicing and online customer care, and a uniquely qualified understanding of customers' needs in the age of convergence, all supported by the media and commerce assets of USA Networks, Inc. Contextualized commerce, the idea that compelling content with a compatible product, surrounded by a well serviced fulfillment infrastructure will link products and individuals in an enduring customer relationship, is ECS' founding principle.

"Bringing PRC's business to USA Electronic Commerce and Services, gives our combined third-party businesses an unexpected jump start in this increasingly significant sector. Together, these two companies will outpace the competition in delivering a comprehensive suite of Commerce solutions to third parties," said Barry Baker, President and Chief Operating Officer, USAi. "When you combine PRC, credited as the first company to ever deliver care, with ECS, and its scalable third party services infrastructure, the partnership instantly creates the leader in third-party business-to-business commerce."

Added Jon Miller, President and CEO of USA Electronic Commerce and Services, "PRC has a proven track record of success based on their early understanding of interactive customer support. The new entity will be the second largest teleservices firm in terms of seats. We're very confident in the combined abilities of these companies, and we believe our shareholders will agree."

"USA has always been a leader in the customer service space, and our partnership with them allows us to grow PRC at an accelerated rate, in addition to leveraging the combined resources of the companies. ECS' unique position, with access to the backbone of USA's media and commerce businesses, combined with our call servicing expertise, blue chip client list, and sales force, will create a player unparalleled in this field," said David Epstein, Chief Executive Officer of Precision Response Corporation.


ABOUT PRC

Precision Response Corporation (NASDAQ: PRRC) is a leader in outsourced customer care, providing a fully-integrated mix of traditional call center and e-commerce customer care technologies and services. The prcnetcare.comSM subsidiary integrates interactive communications capabilities, such as telephone, e-mail and online chat/IP telephony, to better support e-commerce and customer relationship management. It was the first service to provide real-time live customer support over the Internet via the "click-to-talk," "click-to-e-mail," and "click-to-chat" functions. PRC partners with large corporations and high-growth Internet-focused companies, including American Express, AT&T, priceline.com's WebHouse Club, British Airways, and DIRECTV, to help them better develop pre- and post-sales customer relationships. Most recently, the company was ranked #23 on

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Information Week Magazine's e-Biz 100 listing. With over 7,000 employees, the company is headquartered in Miami, Florida.

ABOUT USAi

USA Networks, Inc. is a diversified media and electronic commerce company with assets that include the following: USA Network; SCI FI Channel; Studios USA; USA Films; USA Broadcasting; Home Shopping Network; Ticketmaster; USA Electronic Commerce and Services and USA Networks Interactive, which includes the Hotel Reservations Network, SCIFI.com, USAnetwork.com and the Internet Shopping Network, whose primary services are FirstAuction.com and FirstJewelry.com. The company also owns a controlling interest in Ticketmaster Online-CitySearch, Inc., (NASDAQ: TMCS) a leading internet provider of local content and online transactions.

EDITOR'S NOTE: Executives from USA Networks, Inc. and Precision Response will be available to discuss the acquisition with financial analysts on a conference call today at 11:00 a.m.ET. Interested media may listen in on the call.

Contact:

     USA Networks, Inc.
     Media:
     Adrienne Becker, 212/314-7254
     Investors
     Roger Clark, 212/314-7400
           or
     Precision Response Corporation
     Media
     Alicia Miyares, 305/816-4224
     Investors
     Paul M. O'Hara, 305/816-4603